Exhibit 10.1

AGREEMENT

This Agreement ("Agreement") is made this 14th day of May, 2021, by and between Dr. Stephanie Morley ("Dr. Morley") and Zomedica Inc. (the "Company"), as well as any successor entities.

WHEREAS, Dr. Morley and the Company are parties to an Executive Employment Agreement ("Employment Agreement"), dated September 16, 2019, and as amended on January 1, 2021;

WHEREAS, the parties now desire to provide for a smooth transition and resolve any matters which may arise out of Dr. Morley's employment with the Company, while preserving certain Articles of the Employment Agreement in effect between the parties;

WHEREAS, Dr. Morley will cease employment with the Company on May 14, 2021, and such separation of service will be characterized as "without cause" pursuant to Article 8.5 of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties as set forth herein, and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.            Separation Benefits. In exchange for the mutual promises made in this Agreement, the parties shall do the following:

(a)       The Company shall pay Dr. Morley a lump sum of Two Hundred Twenty- Five Thousand Dollars ($225,000), less applicable taxes and withholding. This lump sum payment shall occur on the first regularly scheduled payroll date after the Effective Date provided in Paragraph 15. This payment will be included in Dr. Morley's W-2 for 2021.

(b)       Notwithstanding any provisions concerning Dr. Morley's eligibility for the 2021 annual cash bonus in her Employment Agreement which may be to the contrary, the Company agrees to pay Dr. Morley such bonus on a pro rata basis. Such bonus will be calculated and paid at the conclusion of the 2021 calendar year according to the terms of § 5.2 of Dr. Morley’s Employment Agreement, as amended effective 1/1/21.

(c)       The Company and Dr. Morley agree to jointly draft a press release on her transition, characterizing it in positive terms.

(d)       Dr. Morley shall transition to a consultant role according to the terms of the Consulting Agreement attached as Exhibit A.

(e)       Notwithstanding any provisions concerning stock vesting which may be to the contrary, the Company agrees that those certain stock options granted pursuant to an: Option Agreement dated September 16, 2019 (“Option 1”); Option Agreement dated March 13, 2020 (“Option 2”); Option Agreement dated September 29, 2020 (“Option 3”); and Option Agreement dated December 31, 2020 (“Option 4”), shall become immediately vested as of the date of separation set forth herein and shall be exercisable for Option 1 until September 16, 2021; for Option 2 until March 13, 2025; for Option 3 until September 29, 2025; and for Option 4 until December 31, 2030. Dr. Morley hereby agrees that she will not, without the prior written consent of the Company, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the common stock of the Company prior to January 1, 2022 other than those shares identified in her pre-existing 10b5-1 Plan administered by RBC Wealth Management and dated February 22, 2021.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to shares of the capital stock of the Company owned by Dr. Morley until the end of the restriction period set forth.

2.            Confidential Information, Trade Secrets, Non-Solicitation and Intellectual Property. Articles 9 through 12 of the Employment Agreement executed by the parties on September 16, 2019 are incorporated into this Agreement as if fully set forth herein and remain in full force and effect. Dr. Morley acknowledges her continuing obligations related to these provisions of the Employment Agreement. Violations of the provisions contained in Articles 9 through 12 shall be considered a breach of this Agreement.

In addition, notwithstanding this provision or any other provision of this Agreement, Dr. Morley and the Company agree that Dr. Morley, pursuant to the Defend Trade Secrets Act of 2016, shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Dr. Morley files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Dr. Morley may disclose the trade secret to Dr. Morley’s attorney and may use the trade secret information in the court proceeding, if Dr. Morley: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

3.            Indemnity and Insurance. The Indemnity and Insurance clause at Article 16 of the Employment Agreement executed by the parties on September 16, 2019 is incorporated into this Agreement as if fully set forth herein and remains in full force and effect.

4.            Mutual Release and Waiver. Dr. Morley forever releases and discharges the Company, its parent, owners, agents, directors, officers, employees, and affiliates, of and from any and all claims, demands, equitable relief, damages, costs, expenses, administrative actions and causes of action of any kind or character, whether known or unknown, including, but not limited to, those claims relating in any manner to or arising from Dr. Morley's employment with the Company, or the separation thereof, or which may otherwise arise under any federal or state statute, the common law or in equity, including but not limited to any claim arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Michigan Elliott-Larsen Civil Rights Act, or the Michigan Persons With Disabilities Civil Rights Act, all as amended, and contract or tort claims, provided that, nothing in this provision or Agreement shall preclude Dr. Morley from seeking a judicial determination regarding the validity of this waiver with respect to any claims under the ADEA.

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The Company forever releases and discharges Dr. Morley from any claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses in law or in equity, arising from or relating to Dr. Morley's employment with the Company, with the exception of claims related to fraud or embezzlement.

5.            Non-Admission of Liability. This Agreement shall not be construed as an admission, nor is it an admission, by either party that it is liable in any respect for any claim or cause of action that has been or may hereafter be asserted. This Agreement is being entered into solely for the purpose of conferring consideration upon both parties in return for their resolution of the matters enumerated above.

6.            Non-Disparagement. The Company and Dr. Morley agree that they will not, either by conversation or any other oral expression, by letter or any other written expression, or by any other communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of the Company, disparage or impugn the reputation or character of the other (which shall include the Company’s board members, officers, directors, managers, employees, consultants or agents). Nothing in this paragraph limits Dr. Morley’s ability to speak or write about general issues affecting women in business so long as she does not identify, or by any inference implicate or identify, the Company or anyone affiliated with the Company in doing so.

7.            Prior Agreements and Modification. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements concerning the same subject matter, except as expressly referred to or set forth herein. This Agreement may only be modified in writing signed by both parties.

8.            Return of Company Property. Dr. Morley agrees to return, upon the Company's request, any Company property in her control or in her possession.

9.            Voluntary Execution. Dr. Morley acknowledges that she has read this Agreement, understands its terms, has entered into it voluntarily, and with full knowledge of its content, meaning, and effect. Dr. Morley further acknowledges that she has been given twenty-one (21) days within which to consider this Agreement. Dr. Morley acknowledges that if she elects to sign this Agreement without availing herself of the opportunity to consider the terms of this Agreement for at least twenty one (21) days, her decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision has not been induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the terms and conditions set forth in this Agreement in the event Dr. Morley elected to consider this Agreement for at least twenty one (21) days prior to signing it. Dr. Morley acknowledges she has been advised to consult with an attorney prior to signing this Agreement.

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10.          Confidential Agreement.  Dr. Morley and the Company agree that the existence and content of this Agreement, and all terms in this Agreement, shall be and shall remain confidential, and shall not be disclosed to any employee or independent contractor of the Company (except on a "need to know basis" by the Company as necessary to effect the terms of this Agreement) or to any other person, firm or agency, excluding Dr. Morley's spouse and/or her legal or financial counsel, unless otherwise required by law, statute, rule, regulation or court/agency process, including but not limited to any disclosures pursuant to United  States Securities and Exchange Commission Form 8-K, New York Stock Exchange regulations, and any analogous Canadian regulations.

11.          Breach of Agreement. The Company shall make the payments and otherwise perform as specified in Paragraph 1 provided Dr. Morley complies with the provisions in this Agreement. The Company shall have the option to void its obligation to make any payment if Dr. Morley violates any material provision of this Agreement. If a payment is made before a violation, the Company is free to pursue all legal remedies available. In the event of such breach, the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

12.          Governing Law. This Agreement shall be construed according to the laws of the State of Michigan.

13.          Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable in any respect, all other provisions shall be unaffected, and this Agreement shall be construed as if such invalid, unlawful, or unenforceable provisions had never been contained herein.

14.          Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns.

15.          Effective Date. Dr. Morley will have seven (7) calendar days following her execution of this Agreement to revoke the Agreement. Notice of revocation must be in a signed writing delivered to the Company's Chief Executive Officer before expiration of the revocation period. This Agreement will not become effective or enforceable until Dr. Morley has executed the Agreement, the seven (7) day revocation period has passed, and the Agreement has been executed by the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year set forth above.

/s/ Dr. Stephanie Morley
Dr. Stephanie Morley
Date:	5/13/21

Zomedica Inc.
By:	/s/ Robert Cohen
Name printed:	Robert Cohen
Its:	CEO
Date:	5/13/ 2021

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Exhibit A